UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 29, 2014

MARATHON PATENT GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-54652	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11100 Santa Monica Blvd., Ste. 380 Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 232-1701

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 29, 2014, Marathon Patent Group, Inc., a Nevada corporation (the “Company”), entered into a patent purchase agreement (the “Clouding Agreement”) with Clouding Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Clouding”) and Clouding IP, LLC, a Delaware limited liability company (“Clouding IP”), pursuant to which Clouding acquired a portfolio of patents from Clouding IP for an aggregate purchase price of $2.4 million, of which $1.4 million was paid in cash and $1.0 million was paid in the form of a promissory note issued by the Company that matures on October 31, 2014. The Company also issued 25,000 shares of its restricted common stock in connection with the acquisition.  Clouding IP is also entitled to certain possible future cash payments. In connection with the Clouding Agreement, Clouding intends to enter into a consulting agreement with IP Navigation Group, LLC (the “Consulting Agreement”), of which Erich Spangenberg, an affiliate of the Company, is Chief Executive Officer.

The above description of the transactions and agreements discussed herein does not purport to be complete and is qualified in its entirety by the Clouding Agreement. To the extent required by rules and regulations promulgated by the Securities and Exchange Commission, the Company intends file the Clouding Agreement and the Consulting Agreement with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 (“Form 10-Q”). To the extent that the Clouding Agreement is filed, the Company may seek confidential treatment for certain terms of the Clouding Agreement at the time of filing of the Form 10-Q. The Company intends to file financial statements required by this Item 9.01(a) by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date on which this Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  September 5, 2014

MARATHON PATENT GROUP, INC.

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Financial Officer